UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Cadence Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2010

Dear Fellow Shareholders:

We cordially invite you to attend the 2010 annual meeting of shareholders of Cadence Financial Corporation. The annual meeting will be held beginning at 10:00 a.m., local time, on Tuesday, May 25, 2010, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi. The formal notice of the annual meeting appears on the next page.

The annual meeting has been called for the following purposes: (1) to elect twelve directors of Cadence Financial Corporation to serve until the 2011 annual meeting of shareholders or their successors are elected and qualified; (2) to ratify the appointment of T. E. Lott & Company, as independent registered public accounting firm of Cadence Financial Corporation; (3) to consider and approve a non-binding advisory shareholder proposal on executive compensation; (4) to consider and adopt an amendment to our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock to 140.0 million shares; and (5) to transact such other business as may properly come before the annual meeting or any adjournment thereof.

We hope that you will be able to attend the annual meeting. Whether or not you plan to attend, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope. You may also submit a proxy by telephone or via the Internet, should you prefer. Your board of directors recommends a vote “FOR” the election of the persons named in the proxy statement as nominees for director, the ratification of T.E. Lott & Company as our independent registered public accounting firm, the approval of a non-binding advisory shareholder proposal on executive compensation, and the approval of an amendment to our restated articles of incorporation, as amended, to increase the number of shares of common stock to 140.0 million, in each case as set forth in the proxy statement.

We are gratified by your continued interest in Cadence Financial Corporation and are pleased that so many of you have voted your shares in the past. We look forward to seeing you at the annual meeting.

Sincerely yours,

Lewis F. Mallory, Jr.

Chairman of the Board and

Chief Executive Officer

CADENCE FINANCIAL CORPORATION

301 East Main Street

Starkville, Mississippi 39759

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2010

Notice is hereby given that the annual meeting of shareholders of Cadence Financial Corporation will be held beginning at 10:00 a.m., local time, on Tuesday, May 25, 2010, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi. The annual meeting has been called for the following purposes:

•	to elect 12 directors of Cadence Financial Corporation to serve until the 2011 annual meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of T.E. Lott & Company, as independent registered public accounting firm of Cadence Financial Corporation;

•	to consider and approve a non-binding advisory shareholder proposal on executive compensation;

•	to consider and adopt an amendment to our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock to 140.0 million; and

•	to transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on Monday, April 12, 2010 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Regardless of whether or not you plan to attend the meeting, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as promptly as possible. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. You may revoke your proxy at any time before it is voted at the annual meeting by sending in a replacement proxy or by voting in person at the meeting.

By Order of the Board of Directors,

Richard T. Haston

Secretary

April 16, 2010

CADENCE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 25, 2010

Introduction

This proxy statement is furnished to the shareholders of Cadence Financial Corporation in connection with the solicitation of proxies on behalf of our board of directors for use at the 2010 annual meeting of shareholders to be held at 10:00 a.m., local time, on Tuesday, May 25, 2010, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi. Our telephone number is (662) 323-1341.

This proxy statement, the accompanying proxy card and the notice of annual meeting are first being distributed to shareholders on or about April 16, 2010.

At the meeting, shareholders will have the opportunity to consider and vote:

•	to elect 12 directors of Cadence Financial Corporation to serve until the 2011 annual meeting;

•	to ratify the appointment of T. E. Lott & Company, as our independent registered public accounting firm;

•	to consider and approve a non-binding advisory shareholder proposal on executive compensation;

•	to consider and adopt an amendment to our restated articles of incorporation, as amended (“Restated Articles”) to increase the number of authorized shares of common stock to 140.0 million; and

•	to transact such other business as may properly come before the annual meeting or any adjournments thereof.

The board of directors has fixed the close of business on Monday, April 12, 2010 as the record date for the annual meeting. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. As of March 29, 2010, there were 11,911,564 shares of our common stock outstanding and 44,000 shares of our Series A preferred stock outstanding. The deadline for proxies to be received is 11:59 p.m., eastern daylight time, on Monday, May 24, 2010.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. You may also vote by telephone or via the Internet. Please see the instructions attached to the proxy card.

Solicitation and Revocation of Proxies

We are soliciting your shareholder proxy. We intend to solicit proxies by mail, but we may also use telephonic and other electronic means of solicitation. As part of our solicitation, we encourage our directors, officers and employees to solicit shareholder proxies. However, we do not engage any of our directors, officers or employees specifically to solicit proxies and pay no additional compensation for solicitation. Our stock transfer agent, Registrar and Transfer Company, will assist in the solicitation of proxies from brokers and nominees of shareholders.

If a properly signed and dated proxy card is returned with voting instructions in time, the shares represented by the proxy will be voted in accordance with those instructions. If a properly signed and dated proxy card is returned without instructions, the shares represented by that card will be voted “FOR” the election of the nominees for director named herein, for the ratification of T.E. Lott & Company as our independent registered public accounting firm, for the approval of a non-binding advisory shareholder proposal on executive compensation and for the adoption of an amendment to our Restated Articles to increase the number of shares of authorized common stock to 140.0 million, in each case as set forth herein, as recommended by our board of directors. Your proxy also gives the discretionary authority to vote your shares on any other matter that is properly presented at the annual meeting. The board of directors is not aware of any other matter to be presented at the meeting other than those specifically discussed in this proxy.

If you have delivered a proxy for the annual meeting, you may revoke it at any time before it is voted by attending the meeting and voting in person, giving written notice revoking your proxy to the corporate secretary prior to the date of the annual meeting, or by submitting a new proxy before the meeting.

We will bear the total cost of soliciting proxies from our shareholders. We estimate Registrar and Transfer Company’s fees for broker and shareholder nominee solicitation will not exceed $25,000, plus out-of-pocket costs and expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We will make a list of all shareholders as of the record date available at the annual meeting.

Internet Availability of Proxy Materials

Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on the home page of our web site at www.cadencebanking.com. Additionally, and in accordance with new SEC rules, we maintain the proxy materials on our web site in a manner that will not infringe on your anonymity if you access them.

Quorum

A majority of the votes entitled to be cast at the annual meeting constitutes a quorum. A share, once represented for any purpose at the annual meeting, is deemed present for purposes of determining a quorum for the remainder of the annual meeting. This is true even if the shareholder abstains from voting with respect to any matter brought before the annual meeting.

Each share of our common stock outstanding on April 12, 2010 entitles its holder to one vote on any proposal that may properly come before the annual meeting.

As of March 29, 2010, our directors and executive officers beneficially owned a total of 1,453,850 shares, or approximately 12.0% of the outstanding shares of our common stock, which includes an aggregate of 193,013 shares that may be acquired upon the exercise of stock options. These individuals have indicated that they will vote for each of the individuals nominated for director by the board of directors and listed herein, for the ratification of T.E. Lott & Company as our independent registered public accounting firm, for the approval of a non-binding advisory shareholder proposal on executive compensation, and for the adoption of an amendment to our Restated Articles to increase the number of shares of authorized common stock to 140.0 million.

Brokers and other nominee holders do not have the power to vote shares held by them in the election of directors or any other proposals unless the beneficial owner of the shares directs them to vote on such matters. Broker non-votes will not be counted as votes cast for purposes of determining the total number of votes cast on any proposal or particular item that comes before the annual meeting, and as such will have no effect on any proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the annual meeting, shareholders will elect 12 directors, who will serve until the 2011 annual meeting of shareholders or their successors are elected and qualified. Our board of directors has nominated the 12 persons listed on the proxy card, each of whom is currently a director.

Voting

Shareholders may vote “for,” “against” or abstain from voting for each nominee. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If a shareholder returns a properly signed and dated proxy card, but does not indicate a vote or abstention for one or more nominees on the card, the proxy holders will vote all shares represented by proxy “FOR” the nominee or nominees. Otherwise, the signed proxy card will be voted as indicated on the card.

Although we do not have such an expectation, if one or more of the nominees becomes unwilling or unable to serve as a director prior to the annual meeting, the board of directors will name a replacement candidate or candidates. The proxy holders will vote “FOR” the replacement candidate or candidates. The proxy includes this discretionary authority.

Nominees

The following table provides information about the 12 nominees. Unless otherwise indicated, each nominee has engaged in the principal occupation listed for at least five years.

Name	Age	Director Since	Principal Occupation

Mark A. Abernathy (1)(6)(7)	53	1994	President and Chief Operating Officer, Cadence Financial Corporation and Cadence Bank, N. A.

Mr. Abernathy has been employed by Cadence Bank for over 15 years and was appointed as President and Chief Operating Officer in 1998. Mr. Abernathy’s extensive experience with us allows him to provide the board of directors with valuable perspective and insight.

David C. Byars (2)(7)	56	1999	President, Byars Furniture and David Byars Properties

Mr. Byars has over 30 years of business ownership and management experience. In addition, Mr. Byars has a degree in Business from Mississippi State University and is active and has in-depth knowledge of the markets we service. These attributes provide a valuable perspective to the board of directors’ oversight and leadership function.

Name	Age	Director Since	Principal Occupation

Robert S. Caldwell, Jr. (2)(6)	68	1999	President, Caldwell Furniture & Properties and Brownwell Realty

Mr. Caldwell has extensive experience as the President and Chief Executive Officer of multiple Mississippi corporations and has in the past, and continues to, serve on numerous boards of directors for local and regional businesses, including previous service as a member of the board of directors of the Columbus Housing Authority. In addition, Mr. Caldwell is actively involved in the communities where we operate and is, therefore, capable of providing valuable perspective to the board of directors.

Robert L. Calvert, III (1)(3)(4)(5)(8)	70	1999	President, Calvert Spalding Engineers, Inc.

Mr. Calvert has extensive business experience as the founder and Chief Executive Officer of Calvert Spalding Engineers, a West Point, Mississippi-based engineering company. In addition, Mr. Calvert previously served as the Chairman of the board of directors of First National Bank of West Point at the time of its merger with us.

Mr. Calvert’s business acumen, his long-standing service to the board of directors and his strong ties to the local communities where we operate is of great value to the board of directors.

Robert A. Cunningham (1)(2)(4)(5)(6)(8)	64	1990	Managing Partner, Valley Farm, a farming, timber and gravel business

Mr. Cunningham has over 30 years of extensive business experience as an independent businessman, which gives him a unique and valuable perspective into the local communities in which we operate. Mr. Cunningham has an accounting degree and qualifies as an “Audit Committee Financial Expert.” In addition to his business experience, Mr. Cunningham previously served on the Advisory Committee on Agriculture of the Federal Reserve Bank of St. Louis. Mr. Cunningham’s experience and background provide a valuable perspective to the board of directors’ oversight and leadership function.

J. Nutie Dowdle (1)(3)(4)(5)(8)	66	1990	Chairman of the Board of Dowdle Enterprises

Mr. Dowdle has extensive management and finance experience serving as the President and Chief Executive Officer of various business enterprises, including currently as the Chairman of the board of directors of Dowdle Enterprises, Inc., a private investment company. Coupled with a degree in Marketing and Finance from Mississippi State University, this experience allows Mr. Dowdle to provide valuable insight to the board of directors.

James C. Galloway, Jr. (1)(5)	57	1997	Partner, Galloway-Chandler-McKinney Insurance Agency of Columbus, LLC

Mr. Galloway has extensive experience in the communities in which we operate, as well as in connection with the products and services that we provide in those communities. Mr. Galloway is actively involved in numerous community civic activities and has a degree from Mississippi State University. Mr. Galloway provides the board of directors with valuable perspective.

Clifton S. Hunt (1)	52	2005	President, Standard Construction Company, Inc.

Mr. Hunt is the owner and a member of the board of directors of multiple companies that operate in several markets in Tennessee, one of our key markets. In addition, Mr. Hunt has served in high-level leadership positions in numerous civic and charitable organizations within the communities in which we operate. Mr. Hunt’s business experience, service on multiple boards of directors and extensive community involvement provide the board of directors with valuable insight and perspective.

Name	Age	Director Since	Principal Occupation

Lewis F. Mallory, Jr. (1)(5)(6)(7)(8)	67	1969	Chairman and Chief Executive Officer, Cadence Financial Corporation and Cadence Bank, N. A.

Mr. Mallory has been employed by Cadence Bank for almost 45 years and was appointed as Chairman and Chief Executive Officer in 1994. Mr. Mallory’s breadth and depth of experience is of critical importance to the board of directors.

Allen B. Puckett, III (1)(3)(4)(5)(8)	59	1987	President and Chief Executive Officer, Columbus Brick Corporation

Mr. Puckett has extensive experience serving as the Chief Executive Officer, President and board member of multiple businesses in the communities in which we operate. Mr. Puckett also has a degree from Clemson University. Mr. Puckett’s executive and board-member experience allows him to provide unique and valuable insight to the board of directors.

Sammy J. Smith (6)(7)(9)	70	1977	President, Smith & Byars Men’s Clothing

Mr. Smith’s many years of business experience and community involvement in Starkville, MS, one of our key markets, are valuable to the board of directors’ oversight and leadership in providing insights into business ownership and management issues. Mr. Smith’s service as one of our directors for 33 years allows him to provide valuable perspective to the board of directors.

H. Stokes Smith (2)(3)(7)(9)	73	1999	National Sales Manager, The Westmount Corporation until 2006, Retired, 2006 – present

Mr. Smith has extensive experience as a business owner and operator in many of our key markets. In addition, Mr. Smith has extensive past experience serving on boards of directors of financial institutions. Coupled with his marketing degree from Mississippi State University, Mr. Smith is able to provide valuable insight and perspective to the board of directors.

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Compensation Committee

(4)	Member of Nominating and Corporate Governance Committee

(5)	Member of Capital Planning Committee

(6)	Member of Compliance Committee

(7)	Member of Trust Investment Committee

(8)	Member of Formal Agreement Compliance Committee

(9)	Mr. Sammy J. Smith and Mr. H. Stokes Smith are brothers

CORPORATE GOVERNANCE

Meetings of the Board and Committees

Board of Directors. In 2009, our board of directors held 11 regular and 10 special meetings. Each of our directors attended at least 75% of the regular and special meetings of the board of directors and of the committees of the board of directors on which the director served. The directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to us.

Our directors are encouraged to attend the annual meeting of shareholders if their schedules permit, but we do not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the shareholders held in 2009, except J. Nutie Dowdle and Clifton S. Hunt.

Committees. The board of directors has established various standing committees, including the executive committee, the audit committee, the nominating and corporate governance committee, the capital planning committee, the compliance committee, the compensation committee, the formal agreement compliance committee and the trust investment committee. These committees generally meet monthly or quarterly and hold special meetings when a need arises. During 2009, the executive committee met 15 times, with 14 of such meetings being regularly scheduled meetings and one of which was a special meeting, the audit committee met seven times, the nominating and corporate governance committee met one time, the capital planning committee met nine times, the corporate compliance committee met four times, the compensation committee met four times, the trust investment committee met four times and the formal agreement compliance committee met 10 times. There currently are no other standing executive or other committees of the board of directors performing similar functions. The board of directors has determined that each of David C. Byars, Robert S. Caldwell, Jr., Robert L. Calvert, III, Robert A. Cunningham, Clifton S. Hunt, Allen B. Puckett, III, Sammy J. Smith and H. Stokes Smith satisfies the definition of an “independent” director pursuant to Rule 4200 of the rules of the NASDAQ Stock Market and the rules and regulations of the SEC.

Audit Committee. For the year ended December 31, 2009, the members of the audit committee were Robert A. Cunningham, David Byars, Robert S. Caldwell, Jr., and H. Stokes Smith. James D. Graham and Dan R. Lee served as members of the audit committee until their resignation from the board of directors, which was announced on January 6, 2010. The audit committee acts on behalf of the board of directors in reviewing our financial statements and overseeing the relationship between us and our independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by the independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. A more complete description of the audit committee’s functions is provided in its charter which is available on our website in the “Governance” section under “Investor Relations” at www.cadencebanking.com. The board of directors has determined that Robert A. Cunningham qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. See “Audit Committee Report” for more of a description of the functions performed by the audit committee.

Compensation Committee. For the year ended December 31, 2009, the members of the compensation committee were J. Nutie Dowdle, Robert L. Calvert, III, Allen B. Puckett, III and H. Stokes Smith. James D. Graham and Dan R. Lee served as members of the compensation committee until their resignation from the board of directors, which was announced on January 6, 2010. The compensation committee has the responsibility to make recommendations to the board of directors regarding the compensation and benefits of our executive officers and directors and the establishment and administration of our executive compensation program. A more complete description of the compensation committee’s functions is provided in its charter, a copy of which is available on our website in the “Governance” section under “Investor Relations” at www.cadencebanking.com. See “Compensation Committee Report” for more of a description of the functions performed by the compensation committee.

Nominating and Corporate Governance Committee. For the year ended December 31, 2009, the members of the nominating and corporate governance committee were Robert L. Calvert, III, Robert A. Cunningham, J. Nutie Dowdle, and Allen B. Puckett, III. The nominating and corporate governance committee is responsible for the director nomination process (including evaluating and recommending director nominees and director committee appointments), development and recommendation of a set of corporate governance principles applicable to us, and addressing other corporate governance issues for the board of directors.

The committee believes that the board of directors should be composed of directors with varied and complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to us. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business. In accordance with its charter, the committee has established the criteria for board of directors membership, which include knowledge of the banking industry; experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; relationships with customers and potential customers; service on other public company boards; the candidate’s age at the time of election; such other professional experience that the committee determines to qualify an individual for board of directors service; and, for continuing directors, an affirmative commitment every three years of a continued desire to serve on the board. In addition, the committee makes every effort to ensure that the board of directors and its committees include at least the minimum number of required independent directors, as that term is defined by applicable rules of the NASDAQ Stock Market and rules and regulations of the SEC. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors.

Our bylaws provide that a director must be one of our shareholders, and may not be under the age of 21 or over 75 years of age at the time of the shareholders’ meeting at which he or she is elected. The board of directors has established a maximum retirement age of 75 and requires directors to retire from the board in the month they reach age 75, such resignation to be effective immediately prior to the next annual meeting of shareholders following such director’s 75th birthday. In addition, directors may not serve as attorney for any other financial institution or bank or savings and loan holding company, and may not be a member of the board of directors of any other financial institution or bank or savings and loan holding company if such service is prohibited by laws or regulations applicable to depository institutions.

The committee identifies and reviews candidates for director and conducts the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The committee may identify director candidates from submissions by committee members or our employees or agents working for the committee. It is also the committee’s policy to review any director candidates submitted by shareholders. The committee has also established procedures for consideration of any candidate for director submitted by shareholders, as follows:

•

Timely submission of the name of the director candidate, together with appropriate biographical information and a signed representation by the candidate to timely provide all information requested by us as part of its disclosures in regard to the solicitation of proxies for the election of directors, should be submitted to our secretary at our principal executive offices at 301 East Main Street, Starkville, Mississippi 39759.

•

The deadline for submission of the director candidate is no later than 90 days prior to the month and day that the proxy materials regarding the last election of our directors were mailed to shareholders.

•

The biographical information submitted must include the candidate’s full name, age and date of birth, educational background, a list of business experience and positions held for the preceding five years, and home and office addresses and telephone numbers.

•	The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person, and the candidate must be present in person at such meeting.

A more complete description of the committee’s functions is provided in its charter and procedures, copies of which are available on our website in the “Governance” section under “Investor Relations” at www.cadencebanking.com. You should also see “Proposals of Shareholders” for a discussion of the provision of our bylaws applicable to shareholder nominations.

Communicating with the Board

Shareholders who wish to communicate to the Board should do so in writing to the following address:

Mr. Richard T. Haston

Cadence Financial Corporation

Attn: Investor Relations

301 East Main Street

Starkville, Mississippi 39759

All such communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chair of the Nominating and Corporate Governance Committee for distribution.

Paper Copies of Charters

Any shareholder desiring a paper copy of any of these charters may obtain the copy by making a written request to our secretary at our principal executive offices at 301 East Main Street, Starkville, Mississippi 39759, Attention: Corporate Secretary.

Code of Ethics

We have adopted a Code of Ethics for directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 14, 2006, and is available on our website in the “Governance” section under “Investor Relations” at www.cadencebanking.com. Any substantive amendments to this Code of Ethics or any waivers granted for any director and our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions will be disclosed in a Current Report on Form 8-K filed with the SEC.

Compensation of Directors

During the first four months of 2009, each of our non-employee directors received a $14,400 retainer, $1,000 for each meeting of the executive committee attended and $900 for each meeting attended of all other committees of the board of directors of which he was a member. The outside lead director, as well as the committee chairmen for the audit, compensation and nominating and corporate governance committees, received additional retainers of $4,000 and the committee chairman of the compliance committee received an additional retainer of $2,000. Effective May 1, 2009, our board of directors reduced all board fees by 10%. Effective January 1, 2010, our board of directors suspended, on an indefinite basis, all director compensation. Directors who are also our employees are not compensated for serving on the board of directors or any of its constituent committees.

The following table sets forth a summary of the compensation that we paid to our directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David C. Byars	27,290						27,290
Robert S. Caldwell, Jr.	32,830						32,830
Robert L. Calvert, Jr.	35,920						35,920
Robert A. Cunningham	47,770						47,770
J. Nutie Dowdle	39,320						39,320
James C. Galloway, Jr. (1)	34,740				23,342	286,347	344,429
James D. Graham (2)	28,480						28,480
Clifton S. Hunt	28,760						28,760
Dan R. Lee (3)	34,980						34,980
Allen B. Puckett, III	43,930						43,930
H. Stokes Smith	30,800						30,800
Sammy J. Smith	23,390						23,390

(1)

The amounts paid to James C. Galloway, Jr., result from Mr. Galloway serving as President of Galloway-Chandler-McKinney Insurance Agency, Inc., a wholly-owned subsidiary of Cadence Bank, N.A., through August 2009. The components of column (g), “All Other Compensation,” are as follows:

Base salary	$222,728
Commission on insurance sales	$55,300
Company matching contribution to 401(k) plan	$8,319

Mr. Galloway’s perquisites were valued at less than $10,000, and as such, no further detail is provided.

(2)	We announced Mr. Graham’s resignation from the board of directors on January 6, 2010.

(3)	We announced Mr. Lee’s resignation from the board of directors on January 6, 2010.

Board Leadership Structure

As indicated above, the non-management directors meet in executive session at least annually. Currently, the roles of Chairman and Chief Executive Officer of the Company are combined and held by Mr. Mallory. As such, the non-management directors selected Allen B. Puckett, III to preside over such meetings during 2009. The “Investor Relations” section of our website contains information on the manner in which Mr. Puckett may be contacted by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR YEAR ENDED DECEMBER 31, 2009

(Item 2 on the Proxy Card)

T. E. Lott & Company, a U.S. based accounting firm, has been our independent auditors since 1974. The audit committee, in its capacity as a committee of the board of directors, has appointed T. E. Lott & Company to audit our financial statements for the fiscal year ending December 31, 2009. Representatives of T. E. Lott & Company plan to attend the Annual Meeting and will be available to answer appropriate questions from shareholders. These representatives will be able to make a statement at the meeting if they wish, although we do not expect them to do so.

Shareholder ratification of the appointment of T. E. Lott & Company is not required by the rules of NASDAQ or the SEC or by our bylaws. However, our board of directors is submitting the appointment of T. E. Lott & Company to you for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, our audit committee will review its future selection of our independent auditors. Even if the appointment of T. E. Lott & Company is ratified, the audit committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our shareholders

Voting

The ratification of T. E. Lott & Company as our independent auditors for the year ended December 31, 2009 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. For the ratification of our independent auditors, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Independent Public Accountant Fees

In the years ended December 31, 2009 and 2008, T.E. Lott & Company provided services in the following categories and amounts:

•

Audit Fees – Aggregate fees for professional services rendered by T. E. Lott & Company in connection with the integrated audit of our consolidated financial statements and internal controls over financial reporting, for reviews of the financial information in our quarterly reports on Form 10-Q, annual reports on Form 10-K and consents and comfort letter included in filings with the SEC were approximately $399,768 in 2009 and $307,918 in 2008.

•

Audit Related Fees – Aggregate fees for services rendered by T. E. Lott & Company for audit related services, which included employee benefit plan audits, regulatory examinations, acquisition consultations, regulatory filings, and consultations concerning accounting and financial reporting standards were approximately $90,862 in 2009 and $64,162 in 2008.

•

Tax Fees – Aggregate fees for services rendered by T. E. Lott & Company for preparation of income and other tax returns, tax advice and tax planning were approximately $71,355 in 2009 and $48,086 in 2008.

•	All Other Fees – There were no other fees for services provided by T. E. Lott & Company other than those set forth above.

All of the services listed above were pre-approved by the audit committee. The committee has considered the compatibility of the performance of these non-audit services with maintaining T. E. Lott & Company’s independence.

In connection with the engagement of the independent auditor, the audit committee’s pre-approval process of specific services and fees includes a review of specific services to be performed based on the four categories of services outlined above, a review of fees incurred for such services in the past, a review of expected fees to be incurred, a comparison of fees for similar services, and the establishment of pre-approval limits. The term of any pre-approval is twelve months from the date of the pre-approval, unless the audit committee specifically provides for a more definitive period. The audit committee must separately approve fees for any services that will exceed the pre-approval limits. During the year, circumstances may also arise when it becomes necessary to engage the independent auditor for additional services not contemplated by the original pre-approval engagement. In those instances, the audit committee requires separate pre-approval before engaging the independent auditor for such services. In this regard, the audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next meeting. The audit committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee’s policy is to pre-approve all auditing services and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the audit committee prior to the completion of the audit. Alternatively, the engagement of the independent auditor may be entered into pursuant to pre-approval policies and procedures established by the audit committee, provided that the policies and procedures are detailed as to the particular services and the audit committee is informed of each service. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF T. E. LOTT & COMPANY AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009.

PROPOSAL 3:	APPROVAL OF NON-BINDING ADVISORY SHAREHOLDER
PROPOSAL ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

General

The American Recovery and Reinvestment Act of 2009 (“ARRA”) requires that, during the period in which any obligation arising from the financial assistance provided under the U.S. Treasury Department’s capital purchase program (the “CPP”) of the Troubled Assets Relief Program (“TARP”) of the Emergency Economic Stabilization Act of 2008 (“EESA”) remains outstanding, recipients of such assistance shall permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This provision is applicable to us due to our participation in the CPP in January 2009 by selling $44 million of our Series A preferred stock and common stock purchase warrants to the Treasury. Such shareholder approval is not binding on the board of directors of a CPP recipient, and is not to be construed as overruling a decision by such board, nor creating or implying any additional fiduciary duty by such board. Shareholder approval as required under the ARRA shall not be construed to restrict or limit the ability of shareholders to make proposals for the inclusion in proxy materials relating to executive compensation.

Accordingly, we have included this advisory proposal to approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC included at pages 19 through 42 of this proxy statement. We encourage you to closely review our Compensation Discussion and Analysis (which includes a discussion of our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our compensation committee) and the tabular disclosures which follows it.

In this proxy statement, we are generally required to disclose information for our most highly compensated executive officers for the past three years, and as such, most of our tabular disclosure is backward-looking. When possible, we have discussed our plans for changes to compensation practices for the current year and beyond. ARRA’s compensation restrictions, including significant limitations on incentive compensation, have been imposed on our senior executive officers and most highly compensated employees. We discuss these in the Compensation Discussion and Analysis Section under the caption “Effect of Treasury Legislation on Compensation” on pages 20 to 23 of this proxy statement. These laws apply to us because of our participation in the CPP in January 2009.

Voting

We believe our compensation policies and procedures are competitive, are focused on pay for performance principles, are strongly aligned with the long-term interests of the shareholders and are critical to attract and retain key executives necessary for growth. The resolution described above gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our normal executive officers by voting to approve or not approve such compensation as described in this proxy. Accordingly, for the approval of executive compensation as set forth herein, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may not have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Please note that under the ARRA, your vote is advisory and not binding on our board of directors. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION SET FORTH HEREIN IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED MATERIALS IN THIS PROXY STATEMENT.

PROPOSAL 4:	APPROVAL OF AMENDMENT OF OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED
SHARES OF COMMON STOCK

(Item 4 on the Proxy Card)

General

As of April 1, 2010, 50.0 million shares of common stock were authorized for issuance under our Restated Articles. Approximately 11,912,000 shares were issued and outstanding and approximately 1,010,000 were reserved for issuance on the exercise of outstanding stock options and for future awards under our stock-based compensation plans. Also, in connection with our participation in the CPP, we issued to the U. S. Treasury a warrant to purchase our common stock up to a maximum of approximately 1,146,000 shares. Thus, the maximum number of additional shares of common stock that we could issue as of the record date was approximately 35.9 million shares. Our board of directors has adopted resolutions approving and recommending that our shareholders adopt an amendment to our Restated Articles (the “Proposed Amendment”).

The Proposed Amendment would increase the number of authorized shares of common stock by 90.0 million shares to 140.0 million shares. If the Proposed Amendment is adopted, we will file the articles of amendment to our Restated Articles with the Secretary of State of the State of Mississippi, which will become effective upon filing. The form of the Proposed Amendment is attached to this document as Annex A.

The board of directors believes that the Proposed Amendment, is desirable to increase the number of authorized shares of common stock available for issuance from time to time, without further action or authorization by the shareholders (except as may be required by applicable law or the rules of the NASDAQ Stock Market or any stock exchange on which our common stock is then listed), for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by our board of directors to be in the best interest of the company and its shareholders.

The proposed increase in the number of authorized shares of common stock will give the company greater flexibility to raise additional capital, including the issuance of preferred shares, debt or other securities whose terms and conditions may provide for the right or obligation of the company to issue shares of common stock under certain circumstances. The company may be able to issue additional shares in such a transaction without further action or authorization by shareholders, subject to the requirements of applicable law or listing rules.

The proposed increase in the number of authorized shares of common stock will also give the company greater flexibility in responding quickly to advantageous business opportunities. At the present time, we are not a party to any material written agreements, understandings or arrangements with respect to issuance of shares in connection with any acquisitions; however, we may from time to time explore opportunities to acquire banks and non-bank companies to the extent permitted by the Bank Holding Company Act. Since acquisitions may be made by issuing stock, the proposed increase in the number of authorized shares of common stock may enable the company to better meet its future business needs by allowing the company to issue such additional shares without further action or authorization by shareholders, subject to the requirements of applicable law or listing rules.

Certain Material Terms of the Common Stock

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends; and

•

in the event of our dissolution, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our restated articles.

On May 5, 2009, our board of directors voted to suspend paying cash dividends until further notice. Furthermore, our ability to pay dividends is restricted by banking policies and regulations and our participation in the CPP. Institutions participating in the CPP, like us, must comply with certain restrictions under the terms of the program. For so long as any preferred stock issued under the CPP remains outstanding, including our Series A preferred stock, we are prohibited from increasing dividends on our common stock. We are also prohibited from making certain repurchases of equity securities, including our common stock, without the U.S. Treasury’s prior consent until the third anniversary of the U.S. Treasury’s investment or until the U.S. Treasury has transferred all of the Series A preferred stock to third parties.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “CADE.”

Effect on Our Common Stock

This amendment to the Restated Articles will provide additional shares of common stock that we can issue from time to time for corporate purposes without obtaining shareholder approval unless that approval is required by applicable law, regulation or listing rules. The board of directors believes that it is necessary to increase the number of authorized shares of common stock for our continued growth. The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

Vote Required

Approval of the amendment to our restated articles requires the affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. For the approval of the amendment to our Restated Articles, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may not have authority to vote your shares. Broker non votes will have no effect on the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK AS SET FORTH HEREIN AND IN ANNEX A TO THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2009 was a year of unprecedented changes and challenges in the financial services industry. Continued job losses and concern over the economy further dampened business and consumer confidence, and we were not immune to these challenges. In addition to the impact of the economic environment on compensation in 2009, further regulatory requirements were established for financial institutions participating in the CPP pursuant to the EESA, including pursuant to the ARRA, and the rules, regulations and guidance issued thereunder, including the U.S. Department of the Treasury’s (“Treasury”) Interim Final Rule on TARP Standards for Corporation Governance issued on June 15, 2009, as amended from time to time.

Compensation Objectives

The primary objectives of our executive compensation program are to align management’s incentives with the long-term interests of us and our shareholders and to attract and retain key executives necessary for growth. The compensation committee has the responsibility to make recommendations to the board of directors regarding the compensation and benefits of our executive officers and directors and the establishment and administration of our executive compensation program.

Compensation Processes

Each year, the committee reviews the current compensation practices of financial institutions of similar asset size. Also, the committee obtains information about comparable compensation practices from Towers Watson, an independent national compensation-consulting firm. Towers Watson has been engaged in the past by both us and our compensation committee. In the past, the compensation committee has requested Towers Watson to provide a competitive market survey of our top five executive officer positions, and we have engaged Towers Watson to provide general consulting services on compensation benchmarking and merit matrix for all other employee positions. Towers Watson conducts a benchmark study to assess base salary levels and total cash compensation levels. A detailed description of the benchmarking process is contained below under “Elements of Compensation.”

The chief executive officer and the human resources director make recommendations to the compensation committee on all employee positions based on the report from Towers Watson. Additionally, the compensation committee reviews the market assessment prepared by Towers Watson relating to our top executive officer positions. The chief executive officer and human resources director review their recommendations with the compensation committee and generally respond to any questions from the committee. The compensation committee then meets without any of our officers or other employees present to discuss and vote on executive and other employee compensation. The compensation committee determined that no increases in compensation would be granted for 2010; therefore, Towers Watson was not engaged for the 2010 market survey, although they may be used for consultation during the year. Also, at the request of Messrs. Mallory and Abernathy, the compensation committee reduced their base salaries effective April 1, 2009 by 10%. In addition to this $40,000 reduction in 2009, Mr. Mallory requested that the compensation committee reduce his base salary by an additional $60,000 as of February 1, 2010, for an aggregate reduction of $100,000.

Because we are a TARP participant, the Compensation Committee of our board of directors is required to conduct a review, at least every six months with our senior risk officers of our compensation program for senior executives, as well as our employee incentive plan designs and performance metrics. During 2009, the Compensation Committee met with our compensation risk committee in November to identify and assess the risks posed by these plans and ensure that these risks are being effectively monitored and managed. The Compensation Committee also reviewed our governance processes to ensure that they were aligned with our risk tolerance framework. The results of this review are reported in the Compensation Committee Report on page 44 of this proxy statement.

Effect of Treasury Legislation on Compensation

Emergency Economic Stabilization Act of 2008 and Related Treasury Guidelines

On October 14, 2008, the Treasury announced the CPP under the EESA. Pursuant to the CPP, Treasury would make preferred stock investments in participating financial institutions. We participated in the CPP in January 2009 by selling $44 million of our Series A preferred stock and common stock purchase warrants to the Treasury. As a result, we became subject to certain executive compensation requirements under EESA, related Treasury regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what Treasury refers to as our Senior Executive Officers (“SEOs”), which are the same officers who are our named executive officers identified in this proxy statement.

American Reinvestment and Recovery Act of 2009 and Corresponding Treasury Rules

On February 17, 2009, the ARRA was signed into law. Section 7001 of the ARRA amended Section 111 of EESA in its entirety. On June 10, 2009, the Treasury released the Interim Final Rule on TARP Standards for Corporate Governance (the “TARP Rules”), effective June 15, 2009, that provided guidance on the compensation and governance standards for TARP recipients, and promulgated regulations to implement the restrictions and standards set forth in Section 7001 of the ARRA. ARRA and the TARP Rules established further restrictions on executive compensation for financial institutions participating in the CPP. The ARRA contains expansive restrictions on executive compensation for financial institutions and other companies participating in the CPP, including amending the executive compensation and corporate governance provisions of EESA. The Treasury and banking regulators have implemented a number of programs under this legislation to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that the EESA or the ARRA will have on us.

These programs and measures also subject participating financial institutions, like us, to additional restrictions, oversight and costs. In particular, the ARRA amended the executive compensation provisions of the EESA, under which TARP was established. These amendments apply not only to future participants under TARP, but also apply retroactively to companies like us that are current TARP participants. The full scope and effect of these amendments is uncertain and difficult to predict. The ARRA directs the Secretary of the Treasury to adopt standards that implement the amended provisions of the EESA and directs the SEC to issue rules in connection with some of the amended provisions. While the Treasury has adopted interim final rules, the full scope and effect of the new standards and rules is not fully known.

Some key features of the new executive compensation restrictions established by the TARP Rules, each of which generally remains in effect while any CPP obligations remain outstanding, include:

•

Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. The TARP Rules prohibit us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•

Prohibition on Bonus and Similar Payments to Top Employees. Prohibits the payment of any “bonus, retention award, or incentive compensation” to our SEOs or the next twenty most highly compensated employees (collectively, the “TARP Covered Employees”) except in the form of long-term restricted stock that is subject to vesting and transfer restrictions and that does not exceed one-third of the TARP Covered Employee’s total annual compensation in the year of grant.

•

Shareholder “Say-on-Pay” Vote Required. Requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

•

Stricter Restrictions on “Golden Parachute” Payments. Prohibits golden parachute payments to the SEOs and the next five most highly compensated employees, which include substantially all payments made upon (i) such employee’s departure from the CPP participant for any reason other than death or disability or (ii) the effective date of a change in control of the CPP participant, other than payments for services already performed or benefits already accrued.

•

Clawback Requirements. Require that any bonus payments made to TARP Covered Employees must be subject to a clawback provision that provides for the clawback or recovery of the bonus payment if it was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•	Prohibition on Tax Gross-Ups. Prohibit CPP participants from providing (formally or informally) tax “gross-ups” to TARP Covered Employees, other than certain tax equalization amounts for expatriates.

•

Prohibition on Compensation Plans that “Encourage” Earnings Manipulation. Prohibits CPP participants from implementing any compensation plan that could encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

•

Board Compensation Committee Required. Requires CPP participants to establish a board compensation committee and requires the committee to meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

•

New Reporting and Certification Requirements. Requires the principal executive officer, the principal financial officer and the compensation committee of any publicly-traded CPP-participating company to provide a written certification of compliance with these executive compensation restrictions in the company’s annual filings with the SEC.

•

Risk Review. Require the compensation committee to review SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks. Also require the compensation committee to meet at least every six months with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the SEO incentive compensation arrangements.

•

Policy on Luxury Expenditures. Requires each CPP-participating company to implement and publicly post on its website a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•

Limit on Tax Deduction. Limit our tax deduction for compensation paid to any SEO to $500,000 annually. Section 162(m) (5) of the Internal Revenue Code was amended to impose a $500,000 deduction limit. In addition, the amendment also includes certain performance based compensation paid under shareholder approved plans which previously did not count toward such deduction limit.

•

Treasury Review of Prior Payments. Directs the Treasury to review bonuses, retention awards, and other compensation paid to a TARP Covered Employee of a CPP recipient before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

Effects of ARRA and TARP Rules on Compensation of Our Named Executive Officers

As a participant in the CPP, we are subject to certain corporate governance and executive compensation standards applicable to all TARP recipients as required by the ARRA. The TARP Rules restrict compensation for our TARP Covered Employees. All of the named executive officers in this proxy statement were TARP Covered Employees in 2009. All of the named executive officers in this proxy statement are TARP Covered Employees in 2010. The TARP Rules apply during the period in which we have any outstanding obligations arising from financial assistance under TARP.

As discussed below, the rules limit our ability to pay for performance and do not allow us to offer change-in-control benefits of the sort which are common among financial services companies, among other impacts. There are exceptions for “long-term restricted stock” awards and amounts required to be paid under valid employment contracts that were in effect as of February 11, 2009. All regular major compensation decisions for 2009 had been made prior to the adoption of those rules except for the year-end determinations of performance achievement. Most of the compensation discussion and analysis contained herein, therefore, speaks of the compensation committee’s decisions made before the current TARP Rules existed. In some cases, the compensation committee adjusted its practices late in 2009 in response to the rules’ impact on that portion of 2009 to which they applied. The overall practices in 2009, therefore, are mixed as a result of the transition-year impact of the TARP Rules. Our practices for 2010 are different from those in 2009 in substantial ways due to the TARP Rules, as mentioned in various places in this discussion. Any bonuses that are paid to a TARP Covered Employee while we are a recipient of TARP funds are subject to a “clawback” provision if the bonus payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Other restrictions that apply are prohibitions on “golden parachute” payments (to SEOs and the top 5 other most highly compensated employees) and tax “gross-ups” on compensation (for all TARP Covered Employees). In addition we adopted a policy on excessive or luxury expenditures.

Unlike 2009, which was a transition year, the TARP rules are in effect at the beginning of 2010. Assuming we remain a TARP participant during the entire year, then in 2010:

•	the SEOs cannot be paid any cash bonus for 2009 – any pro-rated bonus earned for 2009 must be deferred until TARP funds are repaid;

•	the SEOs cannot be provided an opportunity to earn any cash bonus for 2010;

•

the SEOs can receive long-term equity awards only if the terms are compliant with the TARP Rules and only if the accounting value of the awards is no more than one-third of total compensation for 2010, disregarding certain retirement amounts; and

•	the TARP Covered Employees cannot be provided many kinds of severance benefits, including change-in-control benefits.

Elements of Compensation

Our executive compensation program consists of three basic components: base salary, short-term bonuses, and long-term incentives. Each component of the compensation program serves a particular purpose. Base salary and short term bonuses are primarily designed to reward current and past performance, while grants of long-term incentives are primarily designed to tie a portion of each executive’s compensation to our future performance. In addition, executives participate in the benefit plans and programs that are generally available to all of our employees. We utilize a “market philosophy” based on surveys by Towers Watson and surveys compiled by Towers Watson in determining allocation between different elements of compensation. We choose to allocate between short-term and long-term elements in accordance with the norms of similarly situated companies based on such surveys. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.

Base Salary

Each year, the compensation committee reviews the base salary of each executive officer and other senior officers through the senior vice president level of both us and Cadence Bank. In determining the appropriate level of compensation for each executive officer, the compensation committee evaluates the executive’s performance as it relates to our goals, objectives and strategic plan, reviews the compensation data from similarly situated companies and from time to time reviews a salary survey developed by Towers Watson. While we believe that the salary survey is a valuable and important tool in determining appropriate compensation, because the compensation committee determined that no increases in compensation would be granted for 2009 and 2010, Towers Watson was not engaged to compile a salary survey for either year.

ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants. Neither the ARRA nor the TARP Rules specifically require an absolute limit on executive compensation; however, the compensation committee will consider any new limits on executive compensation and, if necessary, make appropriate changes to our executive compensation program.

Short-Term Bonuses

Executive officers are eligible to receive short-term bonuses under our short-term bonus plan. Short-term bonuses consist of cash compensation that may be awarded annually, provided the performance goals designated each year by the committee are achieved. The committee determined that the 2009 goals were not satisfied and no short-term bonuses were paid to the executive officers.

If the performance goals were met, no bonus would have been paid to any named executive officer because ARRA prohibits the payment of any cash bonus for 2009. Any bonus which would have been earned for 2009 prior to the enactment of the TARP Rules would have been deferred until TARP funds received by the Bank are repaid. TARP Rules provide that executive officers cannot be provided an opportunity to earn any cash bonus for 2010.

Long-Term Incentive Compensation

During 2001 and 2003, we adopted long-term incentive plans, the purpose of which was to further link our financial performance to the financial interests of our executives. In June 2006, our shareholders approved the 2006 Long-Term Incentive Compensation Plan, which was effective December 31, 2005. In adopting the 2006 Long-Term Incentive Compensation Plan, the board of directors determined to supersede and replace the two prior long-term incentive plans adopted by us.

The 2006 Long-Term Incentive Compensation Plan is administered and managed within the discretion of the compensation committee. The compensation committee may delegate to a committee of one or more directors or to our officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers. Incentives under the plan may be granted to eligible employees, director-employees and employees of certain of our affiliates in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares. We currently have 357 full-time employees, all of whom are eligible to participate under the 2006 Long-Term Incentive Compensation Plan. There are 707,618 shares of common stock reserved for issuance under the plan. The plan will terminate on December 31, 2015. During 2009, no stock or option awards were granted to the named executive officers under this plan.

The compensation committee determines at the date of grant when each such award becomes vested and/or exercisable. Option awards generally vest in four years unless otherwise determined in the compensation committee’s discretion. The exercise price of stock options or stock appreciation rights granted under the 2006 Long-Term Incentive Compensation Plan may not be less than the fair market value of the common stock on the date of grant. The term of stock option or stock appreciation rights awards may not be longer than ten years. The compensation committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued employment (or engagement) with us, the passage of time, or such performance criteria and the level of achievement compared to such criteria as it deems appropriate. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that an award under the 2006 Long-Term Incentive Compensation Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the board of directors.

The TARP Rules provide that the SEOs can receive long-term equity awards only if the terms are compliant with the TARP Rules and only if the accounting value of the awards is no more than one-third of total compensation for 2010, disregarding certain retirement amounts.

Phantom Stock Plan

We provide a phantom stock plan for certain employees whereby 11,245 units or phantom shares of our common stock were assigned for the benefit of certain key employees. Under the terms of the plan, a unit or phantom share of common stock at the time of payment will be equal to the fair market value of a share of our common stock plus all cash dividends paid since the adoption of the agreement. An expense was recorded at the date of the award based on the fair market value of the common stock. Any increase or decrease in the value of the common stock is recorded as an adjustment to employee benefits expense prior to payment.

Only Mr. Mallory and Mr. Abernathy participate in the phantom stock plan. No units were awarded under the phantom stock plan in 2009. As of December 31, 2009, the values of Messrs. Mallory and Abernathy’s accounts in the plan were $109,443 and $33,623, respectively, and the aggregate numbers of units credited to the accounts were 8,579.20 and 2,666.68, respectively.

The TARP Rules do not prohibit us from making awards under our phantom stock plan; however, any awards may be made only if the terms are compliant with the TARP Rules and only if the accounting value of the awards is no more than one-third of total compensation for 2010, disregarding certain retirement amounts.

Other Compensation

Executive officers are eligible to participate in all of our employee benefit plans, such as a defined benefit pension plan, a defined contribution pension plan, a 401(k) plan, an employee stock ownership plan, a non-qualified supplemental retirement plan, or deferred compensation plan, medical plan, group life insurance plan, and disability plan, in each case on the same basis as other employees.

Defined Benefit Pension Plan and Defined Contribution Pension Plan

Employees hired prior to January 1, 2001 participate in a noncontributory defined benefit pension plan. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be earned in the future. The annual pension cost charged to expense is actuarially determined in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) Topic 715, “Compensation-Retirement Benefits.” The plan was amended effective January 1, 2001, to close participation in the plan. Employees hired subsequent to December 31, 2000, are not eligible to participate. Current participants continue to accrue benefits under this plan, but benefits accrued are offset by the vested balances in the defined contribution plan.

On January 1, 2001, we and our subsidiaries adopted a defined contribution pension plan. Employer contributions are made annually equal to 3% of each participant’s base compensation. Participant accounts are 100% vested upon completion of five years of service under the plan. Under the Pension Protection Act, effective January 1, 2007, the participant accounts are 100% vested upon completion of three years of service. Effective, January 1, 2008, this plan was closed to new participants, and as such, no contributions were made to this plan in 2009.

The defined benefit pension plan and defined contribution pension plan are a floor offset arrangement, under which the benefits payable from the defined benefit pension plan are offset, or reduced, by amounts payable from the defined contribution pension plan. There are no reductions in benefits under this plan for social security payments. Benefits under the defined benefit pension plan are based upon a formula that takes into account average compensation and years of credited service. Average compensation is determined over the five consecutive year period in which compensation is the greatest. Compensation taken into account for the named executives is listed in the salary column of the Summary Compensation Table, subject to an annual limitation that is imposed under the Internal Revenue Code, which was $245,000 for 2009.

401(k) Plan

We and our subsidiaries provide a deferred compensation arrangement 401(k) plan whereby employees contribute a percentage of their compensation. The 401(k) plan provides for matching contributions of one hundred percent of employee contributions of six percent or less. On June 1, 2009, we suspended matching contributions to the 401(k) plan.

Employee Stock Ownership Plan

Employees participate in an employee stock ownership plan through which our common stock is purchased at its market price for the benefit of employees. Effective January 1, 2001, the employee stock ownership plan was amended to freeze the plan and to allow no new entrants into the plan. All participants at December 31, 2000, became 100% vested in their accounts. The employee stock ownership plan is accounted for in accordance with ASC Subtopic 718-40.

Non-Qualified Supplemental Retirement Plan

We have entered into agreements with certain senior officers to establish a non-qualified supplemental retirement plan. This plan is noncontributory and is funded by the earnings from bank owned life insurance policies. In 2008, as part of the plan amendments required for compliance with Regulation 409A, the payments to participants on this plan were changed from variable payment amounts to fixed payment amounts to begin on a monthly basis at age 65, except for Mr. Mallory, who will begin receiving monthly payments at age 67. This plan is designed to be revenue neutral for us. The annual cost charged to expense and the estimated present value of the projected payments are determined in accordance with the provisions of ASC Topic 715.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for certain of our executive and senior officers. Under this plan, the participants may defer up to 25% of their annual base compensation and 100% of any cash bonuses paid under the short-term bonus plan. We may, but are not obligated to, contribute to the plan. Amounts contributed to this plan are credited to a separate booking account for each participant and are subject to a risk of loss in the event of our insolvency. We made no contributions to this plan in 2009.

Compensation Policies

Effect of Accounting and Tax Treatment. We account for our stock option plans in accordance with ASC Topic 718, “Compensation-Stock Compensation.” This guidance requires that the fair value of equity instruments exchanged for employee services, as determined on the grant date of the award, be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). Changes in fair value during the requisite service period are recognized as compensation cost over that period.

ASC Topic 718 requires that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements; however, since all of our outstanding options are fully vested, this guidance will not impact our future results of operations unless the board of directors makes additional grants under the 2006 Long-Term Incentive Compensation Plan. The plan permits the compensation committee to award eligible employees with incentive-based and non-incentive-based compensation. The plan provides for up to 750,000 shares of our common stock to be reserved for issuance under the plan. As of December 31, 2009, 42,382 shares had been issued under this plan, none of which have been issued to any named executive officers.

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to a chief executive officer or to any of the four other most highly compensated officers generally cannot be deducted. The compensation committee has determined our compensation practices and policies are not currently affected by this limitation. However, our participation in the CPP makes us subject to certain executive compensation requirements. Among those was our agreement to not take a federal income tax deduction for annual compensation paid to any named executive officer in excess of $500,000. In addition, certain performance based compensation paid under shareholder approved plans is no longer exempt from Section 162(m) limits, which will apply to all compensation that we pay to our named executive officers in 2009 and will continue to apply to us for so long as Treasury owns any of our CPP debt or equity securities.

Section 4999 of the Internal Revenue Code imposes a 20% nondeductible excise tax on our named executive officers who receive an “excess parachute payment” and Section 280G of the Internal Revenue Code disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change in control that exceeds 2.99 times the executive’s base amount (average W-2 compensation for five calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount. Our participation in the CPP limits the amounts that we can deduct for income tax purposes under change in control and similar agreements. Section 280G was also amended by EESA by expanding the definition of a parachute payment to include severance payments paid for any reason, other than for services performed or for benefits accrued. Although the employment agreements of our named executive officers limit these payments to avoid the excise tax, the CPP limitations and the expanded definition of parachute payment will apply to us for so long as Treasury owns any of our CPP debt or equity securities.

Stock Ownership Guidelines. The board has not adopted specific stock ownership guidelines for executive officers. Under the terms of the 2006 Long-Term Incentive Compensation Plan, however, in any given year, no individual may receive incentives covering more than 20% of the aggregate number of shares which may be issued pursuant to the plan. Except as may otherwise be permitted by the Internal Revenue Code, incentive options granted to an individual during one calendar year shall be limited, such that at the time the incentive options are granted, the fair market value (as defined in the 2006 Long-Term Incentive Compensation Plan) of the common stock covered by all incentive options first exercisable in any calendar year may not, in the aggregate, exceed $100,000. The maximum performance-based incentive payment to any one individual during one performance period is 20% of the aggregate number of shares that may be issued pursuant to the 2006 Long-Term Incentive Compensation Plan, or if paid in cash, that number of shares multiplied by the fair market value of the stock as of the date the incentive is granted.

Basis for Allocation Among Incentives. Incentives under the 2006 Long-Term Incentive Compensation Plan may be granted in any one or a combination of (a) incentive options (or other statutory stock option); (b) nonstatutory stock options; (c) stock appreciation rights; (d) restricted stock; and (e) performance shares.

Specific Items of Corporate Performance. We tie many of our performance-based incentives to specific items of performance for us as a whole or for certain of our divisions. For 2009, performance based incentives were based on the following items of corporate performance: net operating income, loan volume, asset quality and deposit volume. For a complete list of items of corporate performance that may be tied to grants of performance-based incentives, see “Long-Term Incentive Compensation” above.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The board adopted a formal policy requiring executives to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment when such restatement or adjustment was due to a willful misstatement by management. The board would generally not require executives to return cash or equity incentive awards if the restatements or adjustments were based on changes in generally accepted accounting principles by the FASB when prior to such changes we were applying generally accepted accounting principles in accordance with the published guidance of FASB or other exceptional circumstances not connected to the performance by management. Under the 2006 Long-Term Incentive Compensation Plan, however, in determining the actual size of any performance-based incentives, the compensation committee may reduce or eliminate the amount of the performance-based incentives earned over the relevant period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.

Additionally, at any time prior to the end of a performance period, the committee may revise the performance goals and the computation of payment if unforeseen events occur that have a substantial effect on our performance or one of our affiliates and that in the judgment of the Committee make the application of the performance goals unfair unless a revision is made.

Role of Executive Officers in Executive Compensation Decisions. For compensation decisions relating to executive officers (other than our chief executive officer), the chief executive officer makes recommendations for anyone serving as a senior vice president or higher. These recommendations go to the compensation committee. The compensation committee makes recommendations to the full board of directors, which bears ultimate responsibility for compensation decisions. Under the 2006 Long-Term Incentive Compensation Plan, no person who makes or participates in making an award under the plan, whether as a member of the committee, a delegate of the committee, or in any other capacity, can make or participate in making an award to himself or herself.

Chief Executive Officer Compensation

The compensation committee practices described above were used to set the compensation of Mr. Mallory, our Chairman and Chief Executive Officer. Generally, we do not believe that the chief executive officer should be paid a certain percentage of total compensation in the form of base salary. In years where performance goals are not met, the chief executive officer’s compensation will consist of substantially all base salary. Base salary and incentives are not compared on an annual basis.

Mr. Mallory’s base salary did not increase in the first quarter of 2009, remaining at $400,000. In 2009, Mr. Mallory did not receive any bonus. At the request of Mr. Mallory, the compensation committee reduced his base salary effective April 1, 2009 by $40,000. Additionally, at the further request of Mr. Mallory, the compensation committee reduced his base salary effective February 1, 2010 by an additional $60,000, for an aggregate reduction of $100,000.

Mr. Mallory also participates in the phantom stock plan. Pursuant to this plan, Mr. Mallory was awarded a designated number of units or phantom shares of our common stock at the plan’s inception, which were expensed at that time. Upon Mr. Mallory’s retirement, he will receive the fair market value of each share of our common stock for each phantom share of common stock plus any dividends paid since the date of the plan’s inception.

Summary Compensation

The following table sets forth the compensation for services in all capacities for the fiscal years ending December 31, 2009, 2008 and 2007 of our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers. The terms of the employment contracts of the named executive officers are described elsewhere herein under “Compensation Discussion and Analysis” and “Employment Agreements, Termination of Employment and Change in Control Arrangements.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)
Lewis F. Mallory, Jr. (1) Chairman and Chief Executive Officer	2009	370,000	—				125,640	19,810	515,450
	2008	400,000	—	—	—	—	172,348	21,177	593,525
	2007	392,900	—	—	—	—	239,007	27,085	658,992

Mark A. Abernathy (1) President and Chief Operating Officer	2009	249,750		—	—		111,226	7,380	368,356
	2008	270,000	—	—	—	—	56,882	15,075	341,957
	2007	260,300	—	—	—	—	43,064	14,400	317,764

Richard T. Haston Executive Vice President and Chief Financial Officer	2009	195,900		—			186,208	8,883	390,991
	2008	194,150	—	—	—	—	93,048	15,634	302,832
	2007	186,400	—	—	—	—	66,356	16,327	269,083

John R. Davis Vice President	2009	139,517	—	—	—	—	67,737	3,488	210,742
	2008	139,517	—	—	—	—	38,586	11,117	189,220
	2007	133,900	—	—	—	46,851	32,936	11,071	224,758

(1)	Messrs Mallory and Abernathy participate in a phantom stock plan that is equal to the value of specific shares allocated to their accounts. The value of the shares declined in 2009.

(2)

Under Column (h), all named executive officers are covered under a defined benefit plan, a defined contribution plan and a non-qualified supplemental retirement plan. Under the defined benefit plan, the change in pension value reflects the annual aggregate change in the actuarial present value of the accumulated pension benefit for each participant. Under the non-qualified supplemental retirement plan, the change represents the change in the present value of the liability that has been accrued for each participant. Under the defined contribution plan, the change represents the earnings in each executive officer’s plan balance for 2009. The change of value for each participant and each plan is as follows:

Name		Defined Benefit Plan ($)	Non-Qualified Supplemental Retirement Plan ($)	Defined Contribution Plan ($)
Lewis F. Mallory, Jr.	2009	114,411	—	11,229
	2008	156,489	15,859	—
	2007	217,967	21,040	—

Mark A. Abernathy	2009	70,830	29,339	11,057
	2008	46,670	10,212	—
	2007	33,183	9,881	—

Richard T. Haston	2009	77,736	99,676	8,796
	2008	82,229	10,819	—
	2007	57,081	9,275	—

John R. Davis	2009	60,310	1,971	5,456
	2008	37,381	1,205	—
	2007	32,150	786	—

(3)

Column (i) includes all other compensation related to the named executive officers. These totals are composed of our contributions to the defined contribution plan (which was discontinued as of January 1, 2008), our matching contribution to the 401(k) plan and the value of life insurance premiums paid for each named executive officer (other than Mr. Davis). The aggregate value of all perquisites for each named executive officer was less than $10,000; therefore, no perquisites were included in the Other Compensation column. The amount and type benefit paid for each named executive officer are as follows:

Name		Defined Contribution Plan ($)	401(k) Plan ($)	Insurance Premium ($)
Lewis F. Mallory, Jr.	2009	—	9,600	10,210
	2008	—	10,967	10,210
	2007	6,750	10,125	10,210

Mark A. Abernathy	2009	—	6,480	900
	2008	—	14,175	900
	2007	6,750	6,750	900

Richard T. Haston	2009	—	4,898	3,985
	2008	—	11,649	3,985
	2007	5,592	6,750	3,985

John R. Davis	2009	—	3,488	—
	2008	—	11,117	—
	2007	4,016	7,055	—

2009 Grants of Plan-Based Awards

During 2009, no awards were made to the named executive officers under either the non-equity incentive plan or the equity incentive plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009. During 2009, no awards were made under the 2006 Long-Term Incentive Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Lewis F. Mallory, Jr.	33,333	—	—	20.75	6/12/2011	—	—	—	—
	33,333	—	—	24.11	6/12/2012	—	—	—	—
	33,333	—	—	25.18	4/29/2014	—	—	—	—

Mark A. Abernathy	13,333	—	—	20.75	6/12/2011	—	—	—	—
	13,333	—	—	24.11	6/12/2012	—	—	—	—
	13,333	—	—	25.18	4/29/2014	—	—	—	—

Richard T. Haston	8,667	—	—	20.75	6/12/2011	—	—	—	—
	8,667	—	—	24.11	6/12/2012	—	—	—	—
	8,667	—	—	25.18	4/29/2014	—	—	—	—

John R. Davis	4,667	—	—	20.75	6/12/2011	—	—	—	—
	4,667	—	—	24.11	6/12/2012	—	—	—	—
	4,667	—	—	25.18	4/29/2014	—	—	—	—

(1)	All awards were made under our prior long-term incentive compensation plans. These awards vested in 2005.

Pension Benefits

The following table sets forth information regarding our defined benefit pension plan for the named executive officers during 2009. See the Compensation Discussion and Analysis for a description of the material terms and conditions of the defined pension benefit plan.

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Lewis F. Mallory, Jr. Chairman and Chief Executive Officer	Defined Benefit Pension Plan	45	1,957,496	—

Mark A. Abernathy President and Chief Operating Officer	Defined Benefit Pension Plan	15	291,583	—

Richard T. Haston Executive Vice President and Chief Financial Officer	Defined Benefit Pension Plan	13	406,899	—

John R. Davis Vice President	Defined Benefit Pension Plan	23	269,408	—

The foregoing table was prepared using the following assumptions:

Assumption	Basis for Assumption	12/31/2008	12/31/2009
Discount rate	As per Securities and Exchange Commission rules, discount rate used to measure pension liabilities under ASC Topic 715	6.25%	5.5%

Rate of future salary increases	As per Securities and Exchange Commission rules, no salary increase projected	0.00%	0.00%

Form of payment	Form of payment elected by officer	100% are assumed to elect a lump sum payment	100% are assumed to elect a lump sum payment

Lump sum interest rate	Long-term assumption for IRC 417(e) interest rate used to measure pension liabilities under ASC Topic 715	4.52%	4.00%

Date of retirement	As per Securities and Exchange Commission rules, use normal retirement age	65	65

Pre-retirement mortality and other decrements	As per Securities and Exchange Commission guidance, no pre-retirement decrements will be applied	None	None

Post-retirement mortality	Same assumption used to measure pension liabilities under ASC Topic 715	Based on mortality table contained in Revenue Ruling 2001-62	Based on mortality table contained in Revenue Ruling 2001-62

Nonqualified Deferred Compensation

The following table sets forth information regarding our non-qualified supplemental retirement plan that provides for the deferral of compensation for the named executive officers that is not tax-qualified. This plan is noncontributory and is funded by the earnings from bank owned life insurance policies. In 2008, as part of the plan amendments required for compliance with Regulation 409A, the payments to participants on this plan were changed from variable payment amounts to fixed payment amounts to begin on a monthly basis at age 65, except for Mr. Mallory, who will begin receiving monthly payments at age 67. This plan is designed to be revenue neutral for us.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)
Lewis F. Mallory, Jr.	—	—	—	—	304,405
Mark A. Abernathy	—	—	29,339	—	126,872
Richard T. Haston	—	—	99,676	—	261,797
John R. Davis	—	—	1,971	—	13,686

(1)	Included in the Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	Previously reported as compensation to the named executive officers in the Summary Compensation Tables for our prior fiscal years.

Employment Agreements, Termination of Employment and Change in Control Arrangements

We are a party to executive employment agreements with Messrs. Mallory and Abernathy, which expired on March 14, 2010. Thereafter, the employment agreements, at the election of us and Messrs. Mallory and Abernathy, will be renewed for successive one-year terms. The agreements provide that should Messrs. Mallory or Abernathy be terminated by us, without cause or as the result of a change in control, we would pay all accrued salary and bonus to the date of termination and a termination benefit equal to 2.99 times their base compensation in effect immediately prior to the triggering event. If the termination results from a change in control, Messrs. Mallory and Abernathy will also receive a continuation of medical insurance coverage for a period of one year and vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards to Messrs. Mallory and Abernathy. Additionally, upon voluntary termination, Messrs. Mallory and Abernathy are bound by the confidentiality and non-compete provisions of their contracts for a one-year period. In consideration, Messrs. Mallory and Abernathy are to be paid one times their base compensation.

We have also entered into an agreement with Mr. Haston, which expired on March 14, 2010. Thereafter, the employment agreement, at our election and Mr. Haston, will be renewed for successive one-year terms. The agreement provides that should Mr. Haston be terminated by us, without cause or as the result of a change in control, we would pay all accrued salary and bonus to the date of termination and a termination benefit equal to two times his base compensation in effect immediately prior to the triggering event. If the termination results from a change in control, Mr. Haston will also receive a continuation of medical insurance coverage for a period of one year and vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards. Additionally, upon voluntary termination, Mr. Haston is bound by the confidentiality and non-compete provisions of the contract for a one-year period. In consideration, Mr. Haston is to be paid one times his base compensation.

Mr. Davis also has a change in control agreement, effective December 31, 2006, that would pay him one times his base compensation amount in effect immediately prior to the change in control and a continuation of medical insurance for a period of one year.

In addition to the change of control arrangements described above, under our 2006 Long-Term Incentive Compensation Plan, in the event of a change of control of us (as defined in that plan), all outstanding options, restricted stock and stock appreciation rights of the named executive officers become immediately exercisable in full. In addition, in the event of a change of control, all performance shares or other performance-based awards of the named executive officers shall be immediately payable based upon the extent, as determined by the compensation committee, to which the performance goals for the performance period then in progress have been met up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares of other performance-based award, if such amount is higher.

The TARP Rules prohibit us from paying certain kinds of severance benefits, including change-in-control benefits, to any senior executive officer or the next five most-highly compensated employees until we no longer have any CPP-related obligations remain outstanding.

The following tables set forth the potential payments that our named executive officers would receive upon termination or a change in control of us. The amounts appearing in each table assume that the triggering event occurred as of December 31, 2009, that the named executive elected to receive lump-sum payments on all benefit plans where that option is available, which includes all retirement plans other than the non-qualified supplemental retirement plan and that we no longer have CPP-related obligations remain outstanding. Please refer to the Compensation Discussion and Analysis, above. However, SEC regulations require us to report compensation in the tables below that would have been paid had the termination event occurred on the last day of our fiscal year. The discussion and figures below are limited by such new restrictions only to the extent they applied to us on December 31, 2009.

Importantly, provisions of EESA and ARRA which became effective on February 17, 2009 and the TARP Rules which were announced June 15, 2009, are not reflected in the discussion or table below. In particular, ARRA and the TARP Rules prohibit payments to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding, other than payments for services already performed or benefits already accrued. If change in control or termination payments are triggered when we are still subject to the executive compensation restrictions and the officer is still a named executive officer, such named executive officer will receive the lesser of the amount allowed under the executive compensation restrictions or set forth in the table below.

Lewis F. Mallory, Jr.

Compensation Components	Change in Control ($)	Voluntary Termination ($)	Early Retirement ($)	Death ($)	Disability ($)	Involuntary With Cause ($)	Involuntary Without Cause ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	300,000	300,000	—	—	—	—	300,000
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	109,443	109,443	109,443	109,443	109,443	109,443	109,443
Retirement Benefits	2,613,952	2,634,246	2,613,952	1,906,647	2,613,952	2,613,952	2,634,246
Health Benefits	10,997	—	—	—	—	—	—

Total Benefit to Employee	3,034,392	3,043,689	2,723,395	2,016,090	2,723,395	2,723,395	3,043,689

Severance	300,000	300,000	—	—	—	—	300,000
Health Benefits	10,997	—	—	—	—	—	—

Total Direct Cost to Company	310,977	300,000	—	—	—	—	300,000

(a)	In the event of a change in control, under his contract, Mr. Mallory receives a severance of 2.99 times his base salary and executive and dependent health care at our expense for twelve months (balance shown above as health benefits). Mr. Mallory’s employment contract states that if payments or benefits are of an amount that would cause the excise taxes to be paid under IRS Code Section 280(G), the payments and benefits shall be reduced to the extent necessary to avoid the excise tax. However, due to the fact that we received a capital investment from the U. S. Treasury Department under the Troubled Asset Relief Program (TARP), all severance payments to executive officers are limited to no more than one year’s compensation. The one-year amount is what is shown in this table. Also, in April 2009 our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without approval of the OCC. The total value of the outstanding equity represents the vested balance in Mr. Mallory’s phantom stock plan. The retirement benefit includes Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469 and Defined Benefit Plan of $1,957,496. From the Defined Benefit Plan, the participant would receive the same benefit amount as if he had retired immediately from the plan.

(b)	Under the provisions of Mr. Mallory’s employment contract, upon voluntary termination, he is bound by the confidentiality and non-compete provisions of the contract for a one year period. As a result, Mr. Mallory is to be paid one times his base compensation. However, in April 2009 our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without approval of the OCC. The total value of the outstanding equity represents the vested balance in Mr. Mallory’s Phantom Stock Plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469, Defined Benefit Plan of $1,957,496 and one-fifteenth of the vested balance in the Non-Qualified Supplemental Retirement Plan of $20,294. Under the Non-Qualified Supplemental Retirement Plan, the participant is eligible to receive the accrued balance if he does not compete with us within a 75 mile radius. Upon termination, the participant in the Defined Benefit Plan is eligible to receive the defined pension benefit payable immediately.

(c)	The total value of the outstanding equity represents the vested balance in Mr. Mallory’s Phantom Stock Plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469 and defined benefit pension plan of $1,957,496. Since Mr. Mallory is eligible for late retirement, he will receive a benefit payable immediately as a monthly annuity based on the greater of his retirement benefit determined at retirement and his benefit determined at normal retirement age with actuarial increases.

(d)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s Phantom Stock Plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469, Non-Qualified Supplemental Retirement Plan of $304,405 and the Defined Benefit Plan of $945,786. The benefit computed for the Defined Benefit Plan is computed as if Mr. Mallory retired, elected a 50% joint and survivor annuity, and then died the following day.

(e)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s Phantom Stock Plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469 and Defined Benefit Plan of $1,957,496. Upon disability, Mr. Mallory would receive the same benefit amount as if he retirement immediately from the Plan.

(f)	The total value of outstanding equity represents the vested balance in Mr. Mallory’s Phantom Stock Plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469 and Defined Benefit Plan $1,957,496. The benefit computed for the Defined Benefit Plan is the amount Mr. Mallory would have received if he had retired immediately.

(g)	The total value of the outstanding equity represents the vested balance in Mr. Mallory’s Phantom Stock Plan. The retirement benefits include Mr. Mallory’s vested benefits in his 401(k) Plan of $602,987, Defined Contribution Plan of $53,469, Non-Qualified Supplemental Retirement Plan of $20,294 and the Defined Benefit Plan of $1,957,496. Under the Non-Qualified Supplemental Retirement Plan, Mr. Mallory would have received one-fifteenth of the vested balance in his account. The benefit computed for the Defined Benefit Plan would be the same amount Mr. Mallory would have received if he had retired immediately from the plan. If Mr. Mallory’s employment is terminated without cause, he is to be paid 2.99 times his base compensation. However, due to the fact that we received a capital investment from the U. S. Treasury Department under the Troubled Asset Relief Program (TARP), all severance payments to executive officers are limited to no more than one year’s compensation. The one-year amount is shown in this table. Also, in April 2009, the subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without the approval of the OCC.

Mark A. Abernathy

Compensation Components	Change in Control ($)	Voluntary Termination ($)	Early Retirement ($)	Death ($)	Disability ($)	Involuntary With Cause ($)	Involuntary Without Cause ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	243,000	243,000	—	—	—	—	243,000
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	33,623	33,623	33,623	33,623	33,623	33,623	33,623
Retirement Benefits	562,707	571,165	202,154	499,437	548,020	562,707	571,165
Health Benefits	8,747	—	—	—	—	—	—

Total Benefit to Employee	850,034	847,788	235,777	533,060	581,643	596,330	847,788

Severance	243,000	243,000	—	—	—	—	243,000
Health Benefits	10,704	—	—	—	—	—	—

Total Direct Cost to Company	253,704	243,000	—	—	—	—	243,000

(a)	In the event of a change in control, under his contract, Mr. Abernathy receives a severance of 2.99 times his base salary and executive and dependent health care at our expense for twelve months (balance shown above as health benefits). Mr. Abernathy’s employment contract states that if payments or benefits are of an amount that would cause the excise taxes to be paid under IRS Code Section 280(G), the payments and benefits shall be reduced to the extent necessary to avoid the excise tax. However, due to the fact that we received a capital investment from the U. S. Treasury Department under the Troubled Asset Relief Program (TARP), all severance payments to executive officers are limited to no more that one year’s compensation. The one-year amount is what is shown in this table. Also, in April 2009 our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any officer of the Corporation without approval of the OCC. The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s phantom stock plan. The retirement benefit includes Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,535, Defined Contribution Plan of $52,619 and Defined Benefit Plan of $360,553. From the Defined Benefit Plan, the participant would receive the same benefit amount as if he had retired immediately from the plan.

(b)	Under the provisions of Mr. Abernathy’s employment contract, upon voluntary termination, he is bound by the confidentiality and non-compete provisions of the contract for a one year period. As a result, Mr. Abernathy is to be paid one times his base compensation. However, in April 2009 our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without approval of the OCC. The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s Phantom Stock Plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,535, Defined Contribution Plan of $52,619, Defined Benefit Plan of $360,553 and one-fifteenth of the vested balance in the Non-Qualified Supplemental Retirement Plan of $8,458. Under the Non-Qualified Supplemental Retirement Plan, the participant is eligible to receive the accrued balance if he does not compete with us within a 75 mile radius. Upon termination, the participant in the Defined Benefit Plan is eligible to receive the defined pension benefit payable immediately, actuarially reduced for early retirement.

(c)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s Phantom Stock Plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,535 and Defined Contribution Plan of $52,619. Since Mr. Abernathy is not eligible for early retirement, there would be no benefit under the Defined Benefit Plan.

(d)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s Phantom Stock Plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,534, Defined Contribution Plan of $52,619, Non-Qualified Supplemental Retirement Plan of $126,872 and the Defined Benefit Plan of $170,411. The benefit computed for the Defined Benefit Plan is computed as if Mr. Abernathy had retired at the earliest retirement age, assuming no further service accruals, elected a 50% joint and survivor annuity, and then died the following day. The earliest retirement age for the participant, assuming no further service accruals, is age 55.

(e)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s Phantom Stock Plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,535, Defined Contribution Plan of $52,619 and Defined Benefit Plan of $345,866. The benefit computed for the Defined Benefit Plan is reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next five years that Mr. Abernathy’s age on December 31, 2009 is less than age 65 (normal retirement age) and further actuarially from age 55.

(f)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s Phantom Stock Plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,535, Defined Contribution Plan of $52,619 and Defined Benefit Plan of $360,553. The benefit computed for the Defined Benefit Plan is the same amount as if Mr. Abernathy had retired immediately from the plan.

(g)	The total value of the outstanding equity represents the vested balance in Mr. Abernathy’s Phantom Stock Plan. The retirement benefits include Mr. Abernathy’s vested benefits in his 401(k) Plan of $149,535, Defined Contribution Plan of $52,619, Non-Qualified Supplemental Retirement Plan of $8,458 and the Defined Benefit Plan of $360,553. Under the Non-Qualified Supplemental Retirement Plan, Mr. Abernathy would have received one-fifteenth of the vested balance in his account. The benefit computed for the Defined Benefit Plan would be the same amount Mr. Abernathy would have received if he had retired immediately from the plan. If Mr. Abernathy’s employment is terminated without cause, he is to be paid 2.99 times his base compensation. However, due to the fact that we received a capital investment from the U. S. Treasury Department under the Troubled Asset Relief Program (TARP), all severance payments to executive officers are limited to no more than one year’s compensation. The one-year amount is shown in this table. Also, in April 2009, our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without the approval of the OCC.

Richard T. Haston

Compensation Components	Change in Control ($)	Voluntary Termination ($)	Early Retirement ($)	Death ($)	Disability ($)	Involuntary With Cause ($)	Involuntary Without Cause ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	195,900	195,900	—	—	—	—	195,900
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	—	—	—	—	—	—	—
Retirement Benefits	625,050	642,503	625,050	661,294	625,050	625,050	642,503
Health Benefits	14,165	—	—	—	—	—	—

Total Benefit to Employee	835,115	838,403	625,050	661,294	625,050	625,050	838,403

Severance	195,900	195,900	—	—	—	—	195,900
Health Benefits	14,165	—	—	—	—	—	—

Total Direct Cost to Company	210,065	195,900	—	—	—	—	195,900

(a)	In the event of a change in control, under his contract, Mr. Haston receives a severance of two times his base salary and executive and dependent health care at our expense for twelve months (balance shown above as health benefits). Mr. Haston’s employment contract states that if payments or benefits are of an amount that would cause the excise taxes to be paid under IRS Code Section 280(G), the payments and benefits shall be reduced to the extent necessary to avoid the excise tax. However, due to the fact that we received a capital investment from the U. S. Treasury Department under the Troubled Asset Relief Program (TARP), all severance payments to executive officers are limited to no more that one year’s compensation. The one-year amount is what is shown in this table. Also, in April 2009 our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without approval of the OCC. The retirement benefit includes Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $ 41,457 and Defined Benefit Plan of $438,023. From the Defined Benefit Plan, the participant would receive the same benefit amount as if he had retired immediately from the plan.

(b)	Under the provisions of Mr. Haston’s employment contract, upon voluntary termination, he is bound by the confidentiality and non-compete provisions of the contract for a one year period. As a result, Mr. Haston is to be paid one times his base compensation. However, in April 2009 our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), no severance payments can be made to any of our officers without approval of the OCC. The retirement benefits include Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $41,457, Defined Benefit Plan of $438,023 and one-fifteenth of the vested balance in the Non-Qualified Supplemental Retirement Plan of $17,453. Under the Non-Qualified Supplemental Retirement Plan, the participant is eligible to receive the accrued balance if he does not compete with us within a 75 mile radius. Upon termination, the participant in the Defined Benefit Plan is eligible to receive the benefits payable immediately, under early retirement provisions of the plan.

(c)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $ 41,457, and Defined Benefit Plan of $438,023. The amount computed for the Defined Benefit Plan is reduced by one-fifteenth for each year that Mr. Haston’s age is less than 65 ( Normal Retirement Age).

(d)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $41,457, Non-Qualified Supplemental Retirement Plan of $261,797 and the Defined Benefit Plan of $212,470. The benefit computed for the Defined Benefit Plan is computed as if Mr. Haston retired, elected a 50% joint and survivor annuity, and then died the following day.

(e)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $41,457 and Defined Benefit Plan of $438,023. The amount computed for the Defined Benefit Plan is reduced by one-fifteenth for each year that Mr. Haston’s age is less than 65 (Normal Retirement Age).

(f)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $41,457, and Defined Benefit Plan of $438,023. The amount computed for the Defined Benefit Plan would have been the same benefit as if Mr. Haston had retired immediately from the plan.

(g)	The retirement benefits include Mr. Haston’s vested benefits in his 401(k) Plan of $145,570, Defined Contribution Plan of $41,457, Non-Qualified Supplemental Retirement Plan of $17,453 and the Defined Benefit Plan of $438,023. Under the Non-Qualified Supplemental Retirement Plan, Mr. Haston would have received one-fifteenth of the vested balance in his account. The benefit computed for the Defined Benefit Plan would be the same amount Mr. Haston would have received if he had retired immediately from the plan. If Mr. Haston’s employment is terminated without cause, under his employment agreement, he is to be paid two times his base compensation. However, due to the fact that we received a capital investment from the U. S. Treasury Department under the Troubled Asset Relief Program (TARP), all severance payments to executive officers are limited to no more than one-year’s compensation. The one-year amount is what is shown in this table. Also, in April 2009, our subsidiary bank entered into a formal agreement with its primary regulator, the Office of the Comptroller of the Currency (OCC), under which no severance payments can be made to any of our officers without approval of the OCC.

John R. Davis

Compensation Components	Change in Control ($)	Voluntary Termination ($)	Early Retirement ($)	Death ($)	Disability ($)	Involuntary Termination With Cause ($)	Involuntary Termination Without Cause ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance	139,517	—	—	—	—	—	—
Intrinsic Value of Accelerated Equity	—	—	—	—	—	—	—
Total Value of Outstanding Equity	—	—	—	—	—	—	—
Retirement Benefits	590,026	590,938	262,038	430,594	577,322	590,026	590,938
Health Benefits	14,165	—	—	—	—	—	—

Total Benefit to Employee	743,708	590,938	262,038	430,594	577,322	590,026	590,938

Severance	139,517	—	—	—	—	—	—
Health Benefits	14,165	—	—	—	—	—	—

Total Direct Cost to Company	153,682	—	—	—	—	—	—

(a)	In the event of a change in control, under his agreement, Mr. Davis receives a severance of one times his base salary and the cost of one year’s health care under our group medical cost (balance shown above as health benefits). The retirement benefit includes Mr. Davis’s vested benefits in his 401(k) Plan of $233,202, Defined Contribution Plan of $28,836 and Defined Benefit Plan of $327,988. From the Defined Benefit Plan, the participant would receive the same benefit amount as if he had terminated from the plan.

(b)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) Plan of $233,202, Defined Contribution Plan of $28,836, Defined Benefit Plan $327,988 and one-fifteenth of the vested balance in the Indexed Retirement Plan of $912. Under the Non-Qualified Supplemental Retirement Plan, the participant is eligible to receive the accrued balance if he does not compete with us within a 75 mile radius. Upon termination, the participant in the Defined Benefit Plan is eligible to receive the benefit payable immediately, actuarially reduced for early commencement.

(c)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) Plan of $233,202 and Defined Contribution Plan of $28,836. Since Mr. Davis is not eligible for early retirement, there would be no benefit under the Defined Benefit Plan.

(d)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) Plan of $233,202, Defined Contribution Plan of $28,836, Non-Qualified Supplemental Retirement Plan of $13,686 and the Defined Benefit Plan of $154,870. The benefit computed for the Defined Benefit Plan is computed as if Mr. Davis retired, elected a 50% joint and survivor annuity, and then died the following day.

(e)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) Plan of $233,202, Defined Contribution Plan of $28,836 and Defined Benefit Plan of $315,284. The amount computed for the Defined Benefit Plan is reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next five years that Mr. Davis’s age is less than 65 (Normal Retirement Age).

(f)	The retirement benefits include Mr. Davis’s vested benefits in his 401(k) Plan of $233,202, Defined Contribution Plan of $28,836, and Defined Benefit Plan of $327,988. The amount computed for the Defined Benefit Plan would have been the same benefit as if Mr. Davis had retired immediately from the plan.

(g)	The retirement benefits includes Mr. Davis’s vested benefits in his 401(k) Plan of $233,202, Defined Contribution Plan of $28,836, Non-Qualified Supplemental Retirement Plan of $912 and the Defined Benefit Plan of $327,988. Under the Non-Qualified Supplemental Retirement Plan, Mr. Davis would have received one-fifteenth of the vested balance in his account. The benefit computed for the Defined Benefit Plan is the amount Mr. Davis would have received if he had retired immediately.

Securities Authorized for Issuance under Equity Compensation Plans

The following table gives information about the common stock that may be issued upon the exercise of options under the Corporation’s existing equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options (#)	Weighted- Average Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	39,393	25.22	707,618
Equity compensation plans not approved by security holders	265,893	22.64	—

Total as of December 31, 2009	305,286	22.97	707,618

Compensation Committee Report

Four non-employee directors serve on the board’s compensation committee. Among other duties, the committee administers our executive compensation programs and recommends to the board the salary and bonus for the chief executive officer and other executive officers. The committee met four times during 2009.

The TARP Rules require the Compensation Committee, in conjunction with our compensation risk committee, to discuss, review and evaluate at least every six months: (1) the SEO compensation plans to ensure that the SEO compensation plans do not encourage SEOs to take unnecessary and excessive risk that threaten the value of the company, (2) employee compensation plans in light of the risks posed by such plans and how to limit such risks, and (3) employee compensation plans to ensure that these plans do not encourage the manipulation of reported earnings to enhance the compensation of any employees. The most recent meeting was held on November 16, 2009, to discuss these matters.

At the meeting on November 16, 2009, the Compensation Committee and compensation risk committee met to discuss, review and evaluate the relationship between our risk management policies and practices and SEO and other employee compensation arrangements. This meeting included a detailed review of the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements and various of our policies and practices that mitigate this risk. Within this framework, a variety of topics was discussed, including the parameters of acceptable and excessive risk taking (based on an understanding that some risk taking is an inherent part of operating a business) and the general business goals and concerns of the company, including the need to attract, retain and motivate top tier talent. In particular, a significant portion of the discussion focused on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plan.

The Compensation Committee believes that our overall compensation practices for SEOs, which include the following elements, limit the ability of executive officers to benefit from taking unnecessary or excessive risks:

•

Typically, we balance base salary and cash and equity-based incentive compensation opportunities; however, under current circumstances, in 2009 we did not grant any cash or incentive compensation awards.

•	Maximum payouts which limit overall payout potential.

•	Balance between short-term and long-term incentive compensation opportunities.

•	The company’s “tone at the top” and culture of ethically doing the right thing.

•	Limitations imposed by the TARP Rules.

•

The adoption of a clawback policy that provides for the clawback or recovery of a bonus payment if it was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

In addition, the Compensation Committee believes that there are controls around incentive plans for all employees (including compensation plans for the SEOs) that effectively discourage unnecessary risk-taking. All employee incentive plans allow for management discretion (or Compensation Committee discretion in the case of compensation plans for SEOs) to reduce or eliminate any award. The Compensation Committee reviews and approves all SEO compensation plans and award opportunities, and the board of directors reviews and approves the corporate performance goals.

In addition, the compensation committee certifies that:

•

it has reviewed with our compensation risk committee, the senior executive officer compensation arrangements and has made all reasonable efforts to ensure that such arrangements do not encourage any SEO to take unnecessary or excessive risk that threatens our value;

•	it has reviewed with our compensation risk committee, the employee compensation arrangements and has made all reasonable efforts to limit any unnecessary risks such arrangements pose to us; and

•

it has reviewed the employee compensation arrangements to eliminate any features of such arrangements that would encourage the manipulation of our reported earnings to enhance the compensation of any employee.

This certification is being provided in accordance with the requirement of the Interim Final Rule of the United States Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the compensation committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

J. Nutie Dowdle, Chairman Robert L. Calvert, III	Allen B. Puckett, III H. Stokes Smith

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the compensation committee are set forth above. There were no committee interlocks or insider participation in compensation decisions in 2009.

AUDIT COMMITTEE REPORT

The audit committee supervises our internal audit function and general auditor, directs an examination of our books and records at least annually and reviews regulatory examination reports, including internal audit reports and audit reports issued by our independent auditors. The audit committee held seven meetings during 2009. Each member of the audit committee is an “independent director” as defined in Rule 4200 of the rules of the NASDAQ Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended. Mr. Cunningham is an audit committee financial expert, as such term is defined in Item 407 of Regulation S-K. The audit committee operates under a written charter that was adopted by the board of directors. A copy of the charter can be viewed on our web site at www.cadencebanking.com under the “Investor Relations” section. As required by Section 10A of the Securities Exchange Act of 1934, as amended, the audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the external auditor, T. E. Lott & Company. As a result, the external auditor reports directly to the audit committee, and the audit committee has the ultimate authority to approve the terms of all audit engagements.

The audit committee has reviewed and discussed the audited financial statements with management and T. E. Lott & Company. The discussions with T. E. Lott & Company included the matters required to be discussed by the Public Company Accounting Oversight Board Interim Auditing Standard AU Section 380, “Communication with Audit Committees.” In addition, the audit committee received the written disclosures and the letter from T.E. Lott & Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of the auditor with representatives of T.E. Lott & Company.

Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Robert A. Cunningham, Chairman	H. Stokes Smith
David C. Byars	Robert S. Caldwell, Jr.

EXECUTIVE OFFICERS

Our executive officers serve at the pleasure of the Board and are subject to annual appointment by the board. All of our executive officers and key employees are listed in the following table, and certain information concerning these officers, except for Messrs. Mallory and Abernathy, who are also members of the board, is included in the table:

Name and Title	Age	Five-Year Experience
Richard T. Haston Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Cadence Financial Corporation; Executive Vice President, Chief Financial Officer, and Secretary, Cadence	63	Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Cadence Financial Corporation, since May 2008; Executive Vice President, Chief Financial Officer, and Assistant Secretary, Cadence Financial Corporation, from July 2005 - May 2008; Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, Cadence Financial Corporation, from January 1997 - July 2005; Executive Vice President, Chief Financial Officer, and Secretary, Cadence, since May 2008; Executive Vice President and Chief Financial Officer, Cadence, from 1996 - May 2008

John R. Davis Vice President, Cadence Financial Corporation; Executive Vice President and Manager of Consumer Financial Services, Cadence	54	Vice President, Cadence Financial Corporation, since January 1999; Executive Vice President and Manager of Consumer Financial Services, Cadence, since December 2005; Senior Vice President and Trust Officer, Cadence, from January 1999 - December 2005

Our executive officers are elected annually by the board of directors at its January meeting and serve at the discretion of the board of directors.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The table below shows, as of March 29, 2010, the number of shares of our common stock beneficially owned by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and nominee, all executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, (i) the address for the named person is c/o Cadence Financial Corporation, 301 East Main Street, Starkville, Mississippi 39760 and (ii) the named persons have sole voting and investment power with respect to the shares indicated.

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percentage Ownership(3)
Mark A. Abernathy (4)	33,395	39,999	*
David C. Byars (5)	30,295		*
Robert S. Caldwell, Jr.	57,000		*
Robert L. Calvert, Jr. (6)	181,414		1.5%
Robert A. Cunningham (7)	117,229		*
J. Nutie Dowdle	249,437		2.1%
James C. Galloway, Jr.	107,654		*
Clifton S. Hunt (8)	45,300	13,013	*
Lewis F. Mallory, Jr. (9)	176,526	99,999	1.9%
Allen B. Puckett, III (10)	187,500		1.6%
H. Stokes Smith (11)	40,185		*
Sammy J. Smith	9,968		*
Richard T. Haston (12)	16,744	26,001	*
John R. Davis (13)	8,190	14,001	*

Directors and Executive Officers as a Group (14 persons)	1,260,837	193,013	12.0%

*	Less than one percent

(1)

Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended.

(2)	Options to acquire our common stock were granted in 2001, 2002 and 2004. All options shown in this column are vested and exercisable within 60 days.

(3)	Based upon 11,911,564 shares of common stock outstanding, and includes, where applicable, the shares that may be acquired upon the exercise of stock options.

(4)

Includes 783 shares held by our employee stock ownership plan with respect to which Mr. Abernathy has voting power and 12,876 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Abernathy has investment authority. Also includes 4,725 shares held in trust for the benefit of his wife, as to which he disclaims beneficial ownership.

(5)

Includes 3,582 shares owned by Mr. Byars’ wife, 11,133 shares held through a 401(k) plan, 966 shares held in a business investment account, 778 shares held by a family exempt trust, 1,333 shares held by a marital income trust, 600 shares held in trust for the children of a friend, and 700 shares held for the benefit of his wife, over all of which Mr. Byars exercised investment and voting control. Also includes 5,337 shares held in trust for his mother, over which Mr. Byars serves as trustee and exercises investment and voting control.

(6)	Includes 52,712 shares held by two companies over which Mr. Calvert has sole investment and voting control and 1,561 shares owned by Mr. Calvert’s wife, as to which he disclaims beneficial ownership.

(7)

Includes 18,577 shares held in a trust with respect to which Mr. Cunningham has shared voting and investment power and 72,730 shares owned by a partnership, as to which Mr. Cunningham has sole voting and investment power.

(8)

Includes 17,000 shares owned by a company as to which Mr. Hunt has sole voting and investment power. Also includes 6,100 shares held in an IRA for Mr. Hunt’s wife, as to which he disclaims beneficial ownership.

(9)

Includes 70,221 shares held by our employee stock ownership plan with respect to which Mr. Mallory has voting power and 3,116 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Mallory has investment authority.

(10)

Includes 16,000 shares owned by a corporation, over which Mr. Puckett has sole voting and investment authority. Also includes 6,000 shares owned by Mr. Puckett’s wife, as to which he disclaims beneficial ownership.

(11)	Includes 12,490 shares owned by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(12)

Includes 265 shares held by our employee stock ownership plan with respect to which Mr. Haston has voting power and 7,835 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Haston has investment authority. Also includes 367 shares held in an IRA for Mr. Haston’s wife, as to which he disclaims beneficial ownership.

(13)

Includes 2,369 shares held by our employee stock ownership plan with respect to which Mr. Davis has voting power and 4,023 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Davis has investment authority. Also includes 133 shares held in an IRA for Mr. Davis’s wife and 666 shares held in his wife’s name, to both of which he disclaims beneficial ownership.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND INDEBTEDNESS

Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of Cadence Bank, N.A. and had transactions with the bank in the ordinary course of its business during the year ended December 31, 2009. As of December 31, 2009, the aggregate principal amount of indebtedness (including unfunded commitments) owed to the bank by these related parties was $25,938,096. This indebtedness comprised approximately 2.38% of the bank’s total currently outstanding loans as of December 31, 2009. In the opinion of the board, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Under Section 402 of the Sarbanes-Oxley Act of 2002, loans to executive officers are generally prohibited. However, the law exempts any loan made or maintained by an insured depository institution if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act. All loans to executive officers made by the bank are subject to the above referenced section of the Federal Reserve Act. All such loans are included in the total of related party transactions discussed in the preceding paragraph.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and any person beneficially owning more than 10% of the our common stock to file reports of securities ownership and changes in that ownership with the SEC. Officers, directors and greater than 10% shareholders also are required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of the copies of the forms filed during 2009 and to the date of this proxy, we believe that our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

Our management is not aware of any other matters to be brought before the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

PROPOSALS OF SHAREHOLDERS

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. The board of directors may also submit other matters to the shareholders for action at the annual meeting. Our shareholders may also submit proposals for inclusion in the proxy materials. Proposals of shareholders intended to be presented at the 2011 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., our Chairman of the Board and Chief Executive Officer, at 301 East Main Street, Starkville, Mississippi 39759, no later than Friday, December 10, 2010, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting. Nominees to be proposed for election as directors must be delivered in accordance with our bylaws and received by the Corporate Secretary, at 301 East Main Street, Starkville, Mississippi 39759, no later than Monday, January 10, 2011, in order for such nominations to be considered duly nominated. Nominations received after business reopens on Tuesday, January 11, 2011 will be untimely.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of any record holder or beneficial owner of the shares entitled to vote at the annual meeting, we, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 29, 2010. Requests should be mailed to Richard T. Haston, Executive Vice President and Chief Financial Officer, at P.O. Box 1187, Starkville, Mississippi, 39760, telephone (662) 323-1341.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis F. Mallory, Jr. Chairman and Chief Executive Officer

Starkville, Mississippi

April 16, 2010

Annex A

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CADENCE FINANCIAL CORPORATION

Pursuant to the provisions of Section 79-4-103 of the Mississippi Code of 1972, as amended (the “Code”), CADENCE FINANCIAL CORPORATION, a Mississippi corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is CADENCE FINANCIAL CORPORATION.

ARTICLE TWO

This amendment to the Corporation’s Restated Articles of Incorporation, as amended by those certain Articles of Amendment to the Articles of Incorporation, dated December 18, 2008 (as amended, the “Articles of Incorporation”), was duly adopted in accordance with Section 79-4-103 of the Code by the board of directors on March 2, 2010 and by the shareholders of the Corporation at a meeting of the shareholders held on May 25, 2010.

ARTICLE THREE

Section 5(a) of the Restated Articles of Incorporation is deleted and replaced in its entirety as follows:

“5. (a) The maximum number of shares, which the Corporation shall have authority to issue, is 150,000,000 shares consisting of (i) 140,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $10.00 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the undersigned, being the duly authorized Chairman & Chief Executive Officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to Section 79-4-103 of the Code, does make and file these Articles of Amendment this      day of                         , 2010.

CADENCE FINANCIAL CORPORATION

By:
Lewis F. Mallory, Jr., Chairman and Chief Executive Officer

REVOCABLE PROXY

CADENCE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

May 25, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Calvert, III, Robert A. Cunningham, Allen B. Puckett, III, and Sammy J. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Cadence Financial Corporation which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on May 25, 2010 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above                                 Co-holder (if any) sign above

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Mark A. Abernathy	David C. Byars
Robert S. Caldwell, Jr.	Robert L. Calvert, III
Robert A. Cunningham	J. Nutie Dowdle
James C. Galloway, Jr.	Clifton S. Hunt
Lewis F. Mallory, Jr.	Allen B. Puckett, III
Sammy J. Smith	H. Stokes Smith

FOR                                     WITH-HOLD                                     FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	The ratification of the appointment of T. E. Lott & Company as the independent registered public accounting firm of Cadence Financial Corporation for the fiscal year ending December 31, 2010.

FOR                                         AGAINST                                     ABSTAIN

3.	To approve a non-binding advisory shareholder proposal on executive compensation.

FOR                                         AGAINST                                     ABSTAIN

4.	To adopt an amendment to our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock to 140.0 million.

FOR                                         AGAINST                                     ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” the proposal. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.